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Stacie D. Byars	Carolyn Wang
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Targeted Genetics Corporation	415.225.5050
206.521.7392

TARGETED GENETICS REPORTS ON RECOMBINANT DNA ADVISORY COMMITTEE (RAC) ASSESSMENT OF ITS PHASE I/II TRIAL OF tgAAC94 FOR INFLAMMATORY ARTHRITIS

Seattle, WA - December 3, 2007 - Targeted Genetics Corporation (Nasdaq: TGEN) today reported on the National Institutes of Health (NIH) Recombinant DNA Advisory Committee’s (RAC) assessment of the previously reported fatal serious adverse event (SAE) in the Phase I/II trial of tgAAC94 for inflammatory arthritis.

The Committee’s opinion is that the subject’s death was a result of complications from an opportunistic infection, disseminated histoplasmosis, which caused the study participant to experience a retroperitoneal hematoma and multi-organ failure. Further, the RAC observed that an apparent risk factor that may have had an impact on the patient’s susceptibility to the infection was the patient’s longstanding systemic treatment for rheumatoid arthritis with a TNF antagonist, adalimumab. The RAC indicated there was insufficient data available to determine if the patient may have had an immune response to the local injection of tgAAC94 as a part of the clinical trial in which she was participating. The panel also observed, however, that if there was an immune response to the intra-articular injection of tgAAV94 in this patient, it was very unlikely to have been a significant contributor, if at all, to the subject’s clinical course and was not the cause of her death.

On October 23, 2007, upon comprehensive review of all available data, which were also presented at the American College of Rheumatology Annual Meeting on November 10, the study’s independent data safety monitoring board concluded that the SAE was not related to the tgAAC94 product. In addition, as recently reported, the U.S. Food and Drug Administration (FDA) also released the trial from clinical hold, permitting the clinical trial to resume.

“We appreciate the collaborative efforts of the parties involved in the review and the thorough analysis of the available data,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics. “Over the next several weeks, we will work with trial sites to obtain approval from Institutional Review Boards and reconsent the patients eligible to receive the second injection.”

Patients in this trial are followed for 30 weeks after the second injection and during this time, to increase the data set, blood will be collected to test for vector distribution and immune response, if any, to vector. Similar tests were done in the dose-escalation phase of the study.

Phase I/II Study Details
The ongoing Phase I/II study is designed to assess the safety and potential efficacy of different doses of tgAAC94 administered directly to affected joints of subjects with inflammatory arthritis. Subjects already enrolled in the study will continue to be followed and monitored. Since the trial began in October 2005, 127 subjects have received an initial dose of active drug or placebo into the knee, ankle, wrist, metacarpophalangeal or elbow, and 74 subjects out of the total 127 have received a second dose of active drug. Of those 74 subjects, 52 have received two doses of active drug.

The Company recently reported interim data from 66 subjects enrolled in the Phase II portion of the trial at the ACR meeting. A higher percentage of subjects who received tgAAC94 reported improvement in joint symptoms, function and pain compared to the placebo injected group. These interim data also indicated that tgAAC94 is well-tolerated for doses up to 5x10(13) DRP. The most common adverse events noted were injection site reactions, seen in 10% of patients treated.

Inflammatory arthritis is a serious disease affecting more than two million people in the United States and can lead to debilitating chronic pain, permanent nerve, bone and joint damage, and, in some cases, death. While medications are available to slow and sometimes stop symptoms and progression of the disease, they can compromise the immune system and leave patients with side effects, such as chronic infections. The Company's tgAAC94 product candidate, a locally targeted therapy approach, is designed to reduce inflammation locally in the joints and avoid the potential for systemic side effects.

About tgAAC94
tgAAC94 is being developed for use in patients with inflammatory arthritis who have one or few inflamed joints and are not candidates for systemic TNF-antagonist therapy, or as a supplemental therapeutic for patients on systemic anti-TNF-alpha protein therapy who do not fully respond to systemic protein therapy. The product candidate uses Targeted Genetics' recombinant AAV (rAAV) vector technology to deliver a DNA sequence that encodes a soluble form of the TNF-alpha receptor (TNFR: Fc). Soluble TNFR:Fc inhibits the activity of TNF-alpha. Direct injection of tgAAC94 into affected joints leads to the localized production of secreted TNFR:Fc within joint cells, reducing the activity of TNF-alpha within the joint and, potentially, leading to a decrease in the signs and symptoms of inflammatory disease and inhibition of joint destruction.

About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development of innovative targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics' proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver genes that encode proteins to increase gene function or RNAi to decrease or silence gene function. Targeted Genetics' product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure and Huntington's disease. To learn more about Targeted Genetics, visit Targeted Genetics' website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the continuation and results of Targeted Genetics’ clinical trial of tgACC94, the data collected in the tgAAC94 program, the cause of the serious adverse event, establishment or determination of efficacy endpoints from the data collected in the trial, and the timely and complete accrual of patients in the trial. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect actual future events or results include, but are not limited to: the timing, nature and results of the Company's clinical trials; the Company's ability to obtain and maintain regulatory or institutional approvals; and the Company's ability to obtain, maintain and protect its intellectual property, as well as other risk factors described in "Item 1A. Risk Factors" in the Company's most recent annual report on Form 10-K for the year ended December 31, 2006 filed with the SEC and in its most recently filed quarterly report on Form 10-Q for the quarter ended September 30, 2007. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. The Company undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company's expectations.

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